EXHIBIT - 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.
Ron Santilli
Chief Financial Officer
415-657-5500

Investor Relations
John Mills
Integrated Corporate Relations, Inc.
310-954-1100
john.mills@icrinc.com

Cutera Announces Fourth Quarter, 2011 Preliminary Revenue

Company to Present at the 14th Annual Needham Growth Conference

BRISBANE, Calif., January 3, 2012 -- Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, today announced that preliminary revenue for the fourth quarter 2011 was approximately $18 million.

Kevin Connors, president and CEO of Cutera, stated, “We are pleased with our third consecutive quarter of double digit revenue growth, compared to the respective periods in 2010.  The planned acquisition of IRIDEX’ global aesthetic business announced today, further broadens our vascular product offering, strengthens our strategy of expanding into the core-markets and provides us with cross selling opportunities to an expanded installed base of customers.”

Kevin Connors, will be presenting at the 14th Annual Needham Growth Conference to be held on January 10-12, 2012 at the New York Palace Hotel, New York.  The audio portion of the presentation will be webcast live, and a replay will be available on the Investor Relations section of the Company's website at www.cutera.com.

The Company expects to report fourth quarter, 2011 financial results on Monday February 13, 2012.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of the Company’s revenue for the fourth quarter ended December 31, 2011, which is preliminary and unaudited, subject to adjustment and subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. In addition, the forward looking statements in this release is subject to those other factors described in the section entitled, “Risk Factors,” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2011. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

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